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                                                                    Exhibit 99.1




NEWS RELEASE

                              FOR IMMEDIATE RELEASE

                     POTTERS BANK FILES SUIT FOR CHECK FRAUD

EAST LIVERPOOL, OH  July 10, 2000

Potters Bank, the wholly-owned subsidiary of Potters Financial Corporation ("PFC"), has filed suit against National City Bank ("NCB"), Kenneth M. Heyman, Tri State Holdings, Inc. and others relating to check fraud. Potters Bank deposited cashier's checks issued by NCB into a customer's account, and provided the customer immediate use of those funds as is customary in the industry when dealing with bank cashier's checks. Payments to Potters Bank on those official checks were stopped by NCB upon its discovery of alleged criminal activity in which the checks were issued in a fraudulent manner. Potters Bank intends to aggressively pursue all available options for the recovery of the funds.

Potters Bank will accrue a $296,000 nonrecurring expense, net of tax, during the second quarter relating to this check fraud. Based on March 31, 2000 weighted average shares outstanding of 1,027,134, this expense will reduce second quarter 2000 earnings by approximately $.29 per diluted share, but PFC still expects to show a profit for the quarter.

"We are disappointed to report this event, but believe we will prevail in the courts and recover all funds," said Edward L. Baumgardner, President and Chief Executive Officer of PFC and Potters Bank. "This one-time expense will cause a decline in second quarter net income compared to 1999, but will not affect the company's operations, liquidity or ability to pay shareholder dividends. Despite higher legal and professional fees in the short-term, plus continued pressure on the company's net interest margin resulting from higher interest rates, Potters Bank's capital and core-earnings base remain strong and should enable us to still achieve earnings growth in the third and fourth quarters, but at a slower pace than in 1999," added Baumgardner.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including statements regarding the future recovery of funds, future earnings growth and the interest rate environment. Due to many factors, including regulatory policy changes, interest rates nationally and locally and competition, actual strategies and results in future time periods may differ materially from those currently expected. Such forward-looking statements represent PFC's judgment as of the current date. PFC disclaims, however, any intent or obligation to update such forward-looking statements.

Potters Bank is a community banking organization providing financial products and services through its three branch offices in and near East Liverpool, Ohio and a loan production office in Boardman, Ohio. Trading in PFC shares is conducted through The Nasdaq SmallCap Market under the symbol "PTRS".

Contact:  Edward L. Baumgardner
          Anne S. Myers

Telephone: (330) 385-0770           Website: www.pottersbank.com